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                                   Exhibit 21


                           DESCRIPTION OF SUBSIDIARIES


Communitronics of America, Inc., a Utah corporation:

1. Communitronics, Inc., an Alabama corporation, is a wholly owned subsidiary of the Registrant.

              a. Cresent Paging, Inc., a Louisiana corporation, is a wholly owned Subsidiary of Communitronics, Inc.

2. Pager Zone, Inc., a Mississippi corporation, is a wholly owned subsidiary of the Registrant; and

3. Data Paging, Inc., a Mississippi corporation, is a wholly owned subsidiary of the Registrant.